EXHIBIT 4.2

FORM OF AMENDMENT TO TWO-YEAR MILESTONE WARRANT

TO PURCHASE COMMON STOCK OR PRE-FUNDED WARRANTS

This AMENDMENT TO TWO-YEAR MILESTONE WARRANT TO PURCHASE COMMON STOCK OR PRE-FUNDED WARRANTS (this “Amendment”) is entered into as of November 2, 2026, by and among AEON Biopharma, Inc., a Delaware corporation (the “Company”), and each of the undersigned holders in their capacity as holders representing at least 67% of the Warrant Shares and Pre-Funded Warrants issuable pursuant to the Original Warrants (as defined below) outstanding as of the date hereof (collectively, the “Holders” and each, a “Holder”).

WHEREAS, on July 15, 2026, the Company issued to investors, including the Holders, in a public offering certain two-year milestone warrants to purchase shares of Common Stock or Pre-Funded Warrants in lieu thereof (the “Original Warrants”); capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Original Warrants;

WHEREAS, the Original Warrants have a current exercise price per share of Common Stock equal to $0.3221;

WHEREAS, the Pre-Funded Warrants have a current exercise price per share of Common Stock equal to $0.0001;

WHEREAS, pursuant to Section 5(l) of the Original Warrants, such warrants may be modified or amended, or the provisions thereof waived, with the written consent of the Company and the holders thereof representing at least 67% of the Warrant Shares and Pre-Funded Warrants issuable under the Original Warrants then outstanding as of the date such consent is sought (the “Requisite Holders”); and

WHEREAS, the Holders constitute the Requisite Holders and the Company and the Holders desire to amend each Original Warrant as set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Company and the Holders hereby agree as follows:

1.Amendment to Exercise Price. Section 2(b) of the Original Warrants is hereby amended and restated in its entirety as follows:

“(b) Exercise Price. The exercise price per share of Common Stock under this Warrant shall be $0.20, subject to adjustment hereunder (the “Exercise Price”). In the event this Warrant is exercised for Pre-Funded Warrants, the exercise price per Pre-Funded Warrant under this Warrant shall be $0.1999, which represents the Exercise Price minus the Pre-Funded Warrant Exercise Price, subject to adjustment hereunder.”

2.Effectiveness. This Amendment shall become effective as of the date hereof and shall pursuant to Section 5(l) of the Original Warrants apply to all outstanding Original Warrants, whether or not the holder thereof has executed this Amendment.

3.No Further Amendment. Except as amended by this Amendment, the Original Warrants remain unaltered and shall remain in full force and effect.

4.Disclosure. The Company shall, on the date of this Amendment, file with the U.S. Securities and Exchange Commission a Current Report on Form 8-K (including, if applicable, all exhibits thereto, the “Form 8-K”) disclosing the material terms of the transactions contemplated hereby.  From and after the issuance of such Form 8-K, the Company represents to the Holders that it shall have publicly disclosed all material, non-public information delivered to any of the Holders by the Company or any of its respective officers, directors, employees, affiliates or agents, in connection with this Amendment.  In addition, effective upon the issuance of such Form 8-K, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written

EXHIBIT 4.2

or oral, between the Company, or any of its respective officers, directors, employees, affiliates or agents, on the one hand, and any of the Holders on the other hand, shall terminate and be of no further force or effect. The Company understands and confirms that each Holder shall be relying on the foregoing covenant in effecting transactions in securities of the Company.

5.Independence of Holders. The rights of each Holder hereunder are several and not joint with the rights of any other Holder, and no Holder shall be responsible in any way for the performance or non-performance of any other Holder.  Nothing contained herein, and no action taken by any Holder pursuant hereto, shall be deemed to constitute the Holders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Holders are in any way acting in concert or as a group with respect to this Amendment.  Each Holder shall be entitled to independently protect and enforce its rights including, without limitation, the rights arising out of this Amendment, and it shall not be necessary for any other Holder to be joined as an additional party in any proceeding for such purpose.  Each Holder has been represented by its own separate legal counsel in its review and negotiation of the Amendment.

6.Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be determined in accordance with Section 5(e) of the Original Warrants.

7.Counterparts. This Amendment may be executed in any number of counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument. Signatures delivered by electronic mail (including as a PDF file) or other transmission method shall be deemed to be original signatures, shall be valid and binding, and, upon delivery, shall constitute due execution of this Amendment.

[Signature page follows]

EXHIBIT 4.2

IN WITNESS WHEREOF, the Company and the Holders have caused this Amendment to be executed and delivered by its officers thereunto duly authorized as of the date first above indicated.

COMPANY

AEON BIOPHARMA, INC.

By: _______________________

Name:

Title:

EXHIBIT 4.2

HOLDER

[NAME OF HOLDER]

By: _______________________

Name:

Title:

      Number of Warrant Shares represented by Holder: ____________

Percentage of Warrant Shares represented by Holder: ____________

[Signature Page to Amendment to Two-Year Milestone Warrant]